Exhibit 99.1

AIB Data Centers Appoints Jason Burnett as Chief Operations Officer

Former Hivelocity and DataBank Executive Will Lead Construction and Operations

Appointment Strengthens AIB’s Ability to Deliver Its Contracted Power Capacity of 120 MW and Further Scale Its Data Center Platform

NEW YORK, NY – October 28, 2026 – AIB Data Centers Inc. (NYSE American: AIB) (“AIB” or the “Company”), a developer of right-sized, 40–90 MW data centers for artificial intelligence and high-performance computing customers, today announced the appointment of Jason Burnett as Chief Operations Officer, effective October 26, 2026. Mr. Burnett will report directly to Jerry Tang, Chief Executive Officer.

“We have secured the power and signed our anchor customer. The next priority is executing on schedule and on budget,” said Jerry Tang, Chief Executive Officer of AIB Data Centers. “Jason brings extensive experience managing complex data center operations and integrating acquisitions into a unified operating platform. His expertise in construction oversight, procurement, and operational execution will be important as we advance multiple projects.”

The appointment follows several recent milestones for AIB, including the expansion of its total contracted power capacity from 65 MW to approximately 120 MW and a binding 12-year agreement with Nebius (Nasdaq: NBIS) for 50 MW of critical IT capacity at the Company's CLT1 data center campus. With contracted power secured and an anchor customer in place, AIB is strengthening its operating infrastructure to support the next phase of construction and project delivery.

“Building a scalable data center platform requires consistent execution across every project, from procurement and construction through ongoing operations,” said Mr. Burnett. “AIB has already established a strong foundation with its contracted power portfolio and Nebius agreement. My focus will be on implementing the processes, controls, and operating standards needed to deliver projects efficiently and consistently as the portfolio grows. I look forward to working with Jerry and the team as we move into this next phase.”

Mr. Burnett will oversee construction execution, procurement, and data center operations, with responsibility for establishing standardized processes to support simultaneous project delivery, cost control, schedule performance, and operational efficiency as AIB scales its portfolio.

He brings more than 20 years of experience in data center, cloud, and managed infrastructure operations. Most recently, he served as Chief Operating Officer of Hivelocity, a provider of bare metal, colocation, and private cloud infrastructure with approximately 50 data centers globally. In that role, he held profit-and-loss responsibility across operations, infrastructure, product, engineering, and service delivery, and he oversaw platform integration following four acquisitions. Prior to that, he served as Vice President of Customer Operations at DataBank, Ltd., and held operations leadership positions at Contegix, Hosting.com, and NeoSpire, where he was the company's third employee and helped launch its first data center. He began his career in the United States Marine Corps, serving in the Information Systems Management Office of the 8th Engineer Support Battalion at Camp Lejeune, North Carolina.

About AIB Data Centers

AIB Data Centers Inc. is a developer and operator of digital infrastructure focused on AI hosting and high-performance computing workloads. The Company's platform combines access to reliable, scalable power resources with modular infrastructure deployment designed to accelerate the development of next-generation compute capacity.

For more information, visit https://www.aib.us/.

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements may be identified by the use of words such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially, including the Company’s ability to attract and retain key personnel, the availability of capital and project financing, the timing and completion of construction, utility and interconnection work, including at the Company’s CLT1 data center campus, customer demand, the Company’s ability to satisfy its obligations under customer agreements, changes in applicable laws, regulations or utility requirements, and other factors described in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to update any forward-looking statement except as required by law.

Investor Relations

Chris Tyson

Executive Vice President

MZ Group - MZ North America

Phone: (949) 491-8235

AIB@mzgroup.us

www.mzgroup.us

Media Relations

Alex Petersen

Director of Media Relations

Tigercomm

Phone: (203) 313-7699

media@aib.us